Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

October 15, 2012

Palo Alto Networks, Inc.

3300 Olcott Street

Santa Clara, CA 95054

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-184329), as amended (the “Registration Statement”), filed by Palo Alto Networks, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 5,520,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”) to be sold by certain selling stockholders (the “Selling Stockholders”), which includes up to an additional 720,000 shares that may be sold pursuant to the exercise of an option granted to the underwriters by certain selling stockholders. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company, the Selling Stockholders and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

   AUSTIN BRUSSELS GEORGETOWN, DE HONG KONG NEW YORK PALO ALTO SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI  WASHINGTON, DC

Palo Alto Networks, Inc.

October 15, 2012

On the basis of the foregoing, we are of the opinion, that the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable; provided, however, with respect to the 508,356 Shares to be sold by certain of the Selling Stockholders that will be issued upon the exercise of vested options prior to such sale, such Shares will be validly issued, fully-paid and nonassessable upon the exercise of such options and payment in compliance with the terms of such options pursuant to which such Shares are to be issued prior to the completion of this offering.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.